Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

                                                CONTACT:   William L. Hiott, Jr.
                                                TELEPHONE: (843) 724-1500
                                                DATE:      April 8, 2008

                                                              FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

       Bank of South Carolina Corporation Announces First Quarter Earnings

      CHARLESTON, S.C., April 8, 2008 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on April 8, 2008, announced earnings for the quarter ended March 31, 2008, of $771,040 or $.20 per share, a decrease of 26% over 2007 earnings of $1,036,466 or $.26 per share. Our returns on average assets and average equity for the year were 1.40% and 11.74%, respectively, and compare with 2007 returns on average assets and average equity of 1.72% and 17.48%, respectively.

      Hugh C. Lane Jr., the Corporation's President and CEO stated, "Our two principal efforts for 2008 are business development and watching asset quality. The banking industry has faced difficult times since August 2007, with liquidity, earnings and losses on both securities and loans. Thus far our Bank has avoided these troubled areas, only experiencing a drop in earnings due to the down turn in rates and total earning assets. Our goal is to manage risk and keep loan losses at less than a quarter of one percent through this economic cycle. We have never owned mortgage backed securities or other distressed debt obligations. One quarter does not make a year, but we are cautiously optimistic with the increase in loan demand since year end."

      The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Alternate Display Facility, Archipelago Stock Exchange, Automated Trading Desk, Citadel Derivative Group, LLC, Citigroup Global Markets, Inc., Hill, Thompson, Magid and Company, Howe Barnes Investments, Hudson Securities, Inc., JJB Hilliard WL Lyons, Knight Equity Markets, LP, Merrill Lynch, Monroe Securities Inc., Morgan Keegan & Company, Inc., Nasdaq Execution Services, LLC, Sandler O'Neill & Partners, Scott & Stringfellow, Inc., Stern, Agee & Leach, Inc., Susquehanna Financial Group, LLLP, Susquehanna Financial Group and USB Securities, LLC.

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Bank of South Carolina
Corporation (BKSC)
Report of Earnings
                                                  March 31,           March 31,
                                                    2008                2007
                                                ------------        ------------

Shares Outstanding
BKSC Common Stock                                  3,953,984           3,929,908


Book Value Per Share                            $       6.65        $       6.15

Total Assets                                    $226,695,113        $249,282,653


Quarter
Ending

Net Income                                      $    771,040        $  1,036,466

Basic Earnings Per Share                        $        .20        $        .26

Diluted Earnings Per Share                      $        .19        $        .26

Weighted Average Shares
Outstanding Basic                                  3,953,984           3,929,908

Weighted Average Shares
Outstanding Diluted                                3,967,001           3,971,410